Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 83 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity Advisor Growth Strategies Fund (Formerly known as Fidelity Advisor Aggressive Growth Fund) of our report dated January 29, 2009 on the financial statements and financial highlights included in the November 30, 2008 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
March 24, 2009